EXHIBIT 10.6

                                 AGREEMENT




     This Agreement entered into this 17th day of February, 1984, between REYNOLDS METALS COMPANY (the "Company") and D. P. Reynolds (the
"Executive"):

     In consideration for the services rendered by the Executive to the Company during 1983 and such future services as the Executive may provide at the Company's request, the Company agrees to pay the Executive deferred compensation in the amount of $60,000 (the "Award") subject to the following terms and conditions:

     1. Subject to the conditions set out below, payment of the Award shall be made in cash to the Executive in ten equal annual installments beginning March 1 (or as soon thereafter as administratively feasible) of the calendar year following the year in which employment ceases by reason of retirement, disability, or death. The Company will withhold from any installment an amount sufficient to pay any applicable federal, state, or local tax required to be withheld by the Company.

     2. Notwithstanding Paragraph l above, the Compensation Committee of the Board of Directors of the Company (the "Committee") in its sole discretion may determine that the payment of installments to the Executive will be made over a period or at intervals other than as set forth in Paragraph 1, or that payments will be made in a lump sum rather than in installments. In no case, however, shall any payment be made before January 1 of the calendar year following the termination of employment of the Executive except as provided in Paragraph 3.

     3. The Committee in its sole discretion may accelerate the time of payment of any installment payable under Paragraph 1 or 2 to the extent that it deems equitable or desirable under the circumstances.

     4. Any Award or remaining unpaid portions thereof which may become payable after the death of the Executive shall be paid in installments to his spouse or his legal representatives, or a portion to each, as the Committee shall determine. If such death occurs after the termination of employment, the number of such installments shall be the remaining number which otherwise would have been paid to the Executive, and if termination of employment is attributable to death, the number of such installments shall be ten. However, the Committee shall possess absolute discretion in either event to accelerate the time of payment of any such installments to the extent that it deems equitable or desirable under the circumstances.

     5. Payment of the Award shall be subject to the following conditions:

          (a) If the Executive's service with the Company terminates within a period of one year following the date of this Agreement, such Award shall not become payable. However, the preceding sentence shall not be applicable in the case of termination of employment attributable to death, disability, retirement, or severance from service under circumstances not deemed by the Committee to be contrary to the interests of the Company.

          (b) If, without the written consent of the Committee, the Executive at any time during the period in which he would otherwise be entitled under Paragraph 1 to receive payment of installments engages in the operation or management of a business (whether as owner, partner, director, officer, employee, or otherwise) that is in substantial competition with the Company or that renders advice to a business which is in substantial competition with the Company, then no installments shall thereafter be payable.

          (c) If the Committee determines that payment be made to the Executive either in a lump sum or over a period shorter than ten years, the Executive shall be required to enter into an agreement with the Company. Such agreement shall commence on the date of the Executive's termination of employment and shall remain in effect for the ten-year period. Such agreement shall provide that:

          (i) The Executive shall not engage in the operation or management of a business (whether as owner, partner, director, officer, employee or otherwise) that is in substantial competition with the Company or that renders advice to a business which is in substantial competition with the Company;

          (ii) If the Committee determines that the Executive has engaged in said activities without the written consent of the Committee, no subsequent payments shall be made;

          (iii) If the Committee determines that the Executive has engaged in said activities without the written consent of the Committee, the Executive shall pay to the Company as liquidated damages an amount equal in value to the excess of the aggregate Award payments (lump sum or installment) already received by the Executive, over the aggregate Award installments to which the Executive would have been entitled pursuant to Paragraph l as of the date such activities commenced.

     6. The determination whether an Executive has engaged in the operation or management of a business that is in substantial competition or that renders advice to a business in substantial competition with the Company shall be made by the Committee in its absolute discretion, and its decision, including its determination of the time at which participation in such competitive business commenced, shall be conclusive.

     7. There shall be added to all payments of Awards an amount equal to interest at the prime rate compounded semi-annually on June 30 and December 31 from the date the Award was granted to the day of payment. For the purpose of the foregoing, the prime rate for each semi-annual period will be equal to the average of the prime interest rates in effect on the last day of each month during such period at The Chase Manhattan Bank, N.A.
Each installment or other payment of an Award paid to the Executive shall include the amount accrued under this Paragraph to the date of payment on the amount of the installment or other payment.

     8. Nothing herein shall affect the rights of the Executive to participate in any benefit plan of the Company.

     9. Nothing herein shall be construed as conferring upon the Executive any rights to continued employment by the Company.


     IN WITNESS WHEREOF the parties hereto have entered into this Agreement as of the 17th day of February, 1984.


                                   REYNOLDS METALS COMPANY



                                   John R. McGill
                                   (Company)



                                   David P. Reynolds
                                   (Executive)